Exhibit 99.1
Chart Industries Reports 2015 Third Quarter Results

Cleveland, Ohio - October 29, 2015 - Chart Industries, Inc. (NASDAQ: GTLS), a leading diversified global manufacturer of highly engineered equipment for the industrial gas, energy and biomedical industries, today reported results for the third quarter ended September 30, 2015. Highlights include:

•	Magnolia LNG mid-scale liquefaction equipment order in excess of $40 million finalized

•	Signs Floating LNG (FLNG) Technology Agreement with Bechtel

Net income for the third quarter of 2015 was $4.8 million, or $0.15 per diluted share. Third quarter 2015 earnings would have been $0.26 per diluted share excluding $4.9 million, or $0.11 per diluted share, of facility shutdown and severance costs recorded in the quarter. This compares with net income of $22.9 million, or $0.74 per diluted share, for the third quarter of 2014. Third quarter 2014 earnings would have been $0.77 per share excluding $1.4 million, or $0.03 per diluted share, of acquisition-related severance and retention costs in that period.

Net sales for the third quarter of 2015 decreased 10% to $264.0 million from $293.8 million in the comparable period a year ago. Gross profit for the third quarter of 2015 was $68.3 million, or 25.9% of sales, versus $91.2 million, or 31.0% of sales, in the comparable quarter of 2014. Third quarter of 2015 cost of sales included approximately $1.0 million of the facility shutdown and severance costs noted above.

“Our third quarter results reflect the significant headwinds we continue to face in many parts of our business both from the strength of the U.S. Dollar and instability in international energy markets as low oil prices impact capital spending.  Declining forecasts of global economic growth continue to create uncertainty in the timing of energy price recovery, causing further delays in investment decisions,” stated Sam Thomas, Chart’s Chairman, President and Chief Executive Officer. “At the same time, we continue to see LNG opportunities where Chart has competitive advantage. The award for the first two trains of the Magnolia LNG liquefaction project in Lake Charles, Louisiana demonstrates continued interest in North American LNG export. In addition, the signing of a Technology Agreement with Bechtel to jointly pursue floating LNG opportunities utilizing Chart’s IPSMR® process represents yet another endorsement of Chart’s mid-scale LNG technology,” continued Mr. Thomas.

Mr. Thomas added, “With continued uncertainty in timing for the recovery of energy prices and China growth, we are shifting our primary focus to cost control and solid operational execution to position the Company to return to growth when the cycle turns. The diversity of our businesses beyond energy into industrial, biomedical and other applications globally gives us significant strength to navigate cyclic energy and China demand. We remain steadfastly committed to our strategic plan of delivering long term profitable growth.”

Orders received in the third quarter of 2015 were $252.8 million, an increase of $21.7 million over orders received during the second quarter of 2015, largely due to the Magnolia LNG award. Backlog at September 30, 2015 was $416.6 million, down 21% from the June 30, 2015 level of $524.7 million. Backlog was reduced in the third quarter of 2015 by $93.4 million for the removal of Distribution and Storage (“D&S”) orders received prior to the third quarter, primarily in China. While D&S customers did not cancel these orders, these orders have exceeded the expected time of performance and current circumstances suggest that our customers are not likely to take delivery in the future. We believe this is primarily due to the impact of lower oil prices and the continued economic slowdown in China. We are still working very closely with our customers and as economic conditions improve we may see some of these older orders, which have been removed from backlog, recorded as new orders in future periods. Backlog in the second quarter of 2015 was reduced by $47.6 million for similar reasons.

Selling, general and administrative ("SG&A") expenses for the third quarter of 2015 increased $1.7 million compared with the same period in 2014 to $48.1 million, or 18.2% of sales. Third quarter 2015 SG&A included $3.9 million in facility shutdown and severance costs associated with cost reduction initiatives. Third quarter 2014 SG&A included acquisition-related retention and severance costs of $1.2 million. Excluding those restructuring related costs, SG&A was lower in the third quarter of 2015 due to the impact of cost reduction initiatives.

Income tax expense was $6.1 million for the third quarter of 2015 and represented an effective tax rate of 58.8% compared with $12.1 million in the prior year quarter, or an effective tax rate of 34.4%.  The unusually high effective tax rate for the quarter was largely driven by a reserve against certain of our accumulated tax loss balances which represented 15 percentage points of the effective tax rate in the quarter. In addition, the losses incurred by certain of the Company’s international entities operating in lower taxed jurisdictions increased the rate for the quarter.

Net interest expense was $4.1 million for the third quarter of 2015, which included $2.9 million of non-cash accretion expense associated with the Company’s Convertible Notes. Net cash interest was $1.2 million.

SEGMENT HIGHLIGHTS

Energy and Chemicals (“E&C”) segment sales decreased 20.6% to $78.4 million for the third quarter of 2015 compared with $98.8 million for the same quarter in the prior year. The decline was due to lower sales volume in brazed aluminum heat exchangers within natural gas processing and petrochemical applications. E&C gross profit margins were 23.4% in the 2015 quarter compared with 31.7% in the same quarter of 2014. Highly competitive market conditions and the impact from excess capacity, as a result of lower operating levels, impacted margins. In addition, favorable project change orders in the prior year quarter improved prior period margins approximately 5%.

D&S segment sales decreased 7.6% to $129.6 million for the third quarter of 2015 compared with $140.2 million for the same quarter in the prior year. Lower LNG sales volume driven by low oil prices, reduced China industrial activity and the strength of the U.S. dollar contributed to the decline. D&S gross profit margins were 23.9% compared with 29.0% in the prior year quarter. Lower volume, inventory reserves, and restructuring costs associated with the Owatonna, Minnesota shutdown led to the margin decline. Restructuring costs and inventory reserves lowered the D&S gross margin by approximately 2.0%.
BioMedical segment sales increased 2.2% to $56.1 million for the third quarter of 2015 compared with $54.9 million for the same quarter in the prior year. The increase is primarily due to higher respiratory sales volume in Europe and the U.S., partially offset by currency impact due to the strength of the U.S. dollar. BioMedical gross profit margin declined to 33.8% in the quarter compared with 35.1% for the same period in 2014 primarily due to product mix.

OUTLOOK

Based on year to date results and order trends, including further expected weakness in China and continued delays in global LNG projects, the Company is lowering its previously announced 2015 guidance range. Sales are now expected to be approximately $1.0 billion, and diluted earnings per share are now expected to be in a range of $1.00 to $1.10 per diluted share, on approximately 30.7 million weighted average shares outstanding. This excludes the impact from any restructuring costs and assumes a revised effective annual tax rate of approximately 37%. This revised guidance compares with previous sales guidance of $1.0 billion to $1.1 billion and earnings of $1.40 to $1.60 per diluted share, which also excluded restructuring costs.

FORWARD-LOOKING STATEMENTS
Certain statements made in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company's plans, objectives, future orders, revenues, earnings or performance, liquidity and cash flow, capital expenditures, business trends, and other information that is not historical in nature. Forward-looking statements may be identified by terminology such as "may," "will," "should," "could," "expects," "anticipates," "believes," "projects," "forecasts," “outlook,” “guidance,” "continue," or the negative of such terms or comparable terminology.

Forward-looking statements contained in this news release or in other statements made by the Company are made based on management's expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company's operations and business environment, all of which are difficult to predict and many of which are beyond the Company's control, that could cause the Company's actual results to differ materially from those matters expressed or implied by forward-looking statements. These factors and uncertainties include, among others, the following: the cyclicality of the markets that the Company serves and the vulnerability of those markets to economic downturns; a delay, significant reduction in or loss of purchases by large customers; fluctuations in energy prices; a delay in the anticipated timing of LNG infrastructure build out or a delay or failure to receive orders; the potential for negative developments in the natural gas industry related to hydraulic fracturing; competition; changes in government energy policy or the failure of expected changes in policy to materialize; our ability to successfully manage our operational expansions; the modification or cancellation of orders in our backlog; challenges and uncertainties associated with efforts to acquire and integrate product lines or businesses; economic downturns and deteriorating financial conditions; potential future impairment of the Company’s significant goodwill and other intangibles; our ability to manage our fixed-price contract exposure; our reliance on key suppliers and potential supplier failures or defects; changes in government healthcare regulations and reimbursement policies; litigation and disputes involving the Company, including product liability, contract, warranty, intellectual property, employment and environmental claims; general economic, political, business and market risks associated with the Company's international operations and transactions; variability in operating results associated with unanticipated increases in warranty returns of Company products; loss of key employees and deterioration of employee or labor relations; fluctuations in foreign currency exchange and interest rates; financial distress of third parties; the regulation of our products by the U.S. Food & Drug Administration and other governmental authorities; the pricing and availability of raw materials; our ability to protect our intellectual property; technological security threats; the cost of compliance with environmental, health and safety laws; additional liabilities related to taxes; the impact of severe weather; changes in regulations governing the export of our products;

fluctuations or adjustments in the Company’s effective tax rate; and volatility and fluctuations in the price of the Company’s stock.

For a discussion of these and additional factors that could cause actual results to differ from those described in the forward-looking statements, see the Company's filings with the Securities and Exchange Commission, including Item 1A (Risk Factors) in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, which should be reviewed carefully. The Company undertakes no obligation to update or revise any forward-looking statement.

Chart is a leading diversified global manufacturer of highly engineered equipment for the industrial gas, energy, and biomedical industries. The majority of Chart's products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, the largest portion of which are energy-related. Chart has domestic operations located across the United States and an international presence in Asia, Australia, Europe and South America. For more information, visit: http://www.chartindustries.com.

Use of Non-GAAP Financial Information:

To supplement the unaudited condensed consolidated financial statements presented in accordance with U.S. GAAP in this news release, certain non-GAAP financial measures as defined by SEC rules are used.  The non-GAAP measures included in this news release have been reconciled to the comparable GAAP measures within an accompanying table, shown on the last page of this news release.

As previously announced, the Company will discuss its third quarter 2015 results on a conference call on Thursday, October 29, 2015 at 10:30 a.m. ET. Participants may join the conference call by dialing (877) 312-9395 in the U.S. or (970) 315-0456 from outside the U.S. A live webcast presentation will also be accessible at 10:30 a.m. ET at http://www.chartindustries.com. Please log-in or dial-in at least five minutes prior to the start time.

A taped replay of the conference call will be archived on the Company’s website, www.chartindustries.com, approximately one hour after the call concludes. You may also listen to a taped replay of the conference call by dialing (855) 859-2056 in the U.S. or (404) 537-3406 outside the U.S. and entering Conference ID 58705272. The telephone replay will be available beginning 1:30 p.m. ET, Thursday October 29, 2015 until 11:59 p.m. ET, Thursday, November 5, 2015.

For more information, click here:
http://ir.chartindustries.com/

Contact:

Ken Webster	or	Kevin Blount
Vice President, Chief Accounting		Vice President, Strategy and
Officer and Controller		Business Development
216-626-1216		216-626-1216
ken.webster@chartindustries.com		kevin.blount@chartindustries.com

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Dollars and shares in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Sales	$264,047	$293,841	$779,404	$866,891
Cost of sales	195,758	202,608	563,712	605,931
Gross profit	68,289	91,233	215,692	260,960
Selling, general and administrative expenses	48,108	46,377	146,898	150,950
Amortization expense	4,572	4,501	13,099	13,465
Operating expenses, net	52,680	50,878	159,997	164,415
Operating income (1)	15,609	40,355	55,695	96,545
Other expenses:
Interest expense, net	4,073	4,234	11,994	12,520
Financing costs amortization	322	326	969	979
Foreign currency loss	848	507	771	1,016
Other expenses, net	5,243	5,067	13,734	14,515
Income before income taxes	10,366	35,288	41,961	82,030
Income tax expense	6,095	12,136	15,333	26,168
Net income	4,271	23,152	26,628	55,862
Noncontrolling interests, net of taxes	(489)	301	(535)	945
Net income attributable to Chart Industries, Inc.	$4,760	$22,851	$27,163	$54,917
Net income attributable to Chart Industries, Inc. per common share:
Basic	$0.16	$0.75	$0.89	$1.81
Diluted	$0.15	$0.74	$0.88	$1.77
Weighted average number of common shares outstanding:
Basic	30,498	30,396	30,487	30,377
Diluted	30,745	30,771	30,693	31,056
_______________

(1)
Includes depreciation expense of $6,978 and $6,735 for the three months ended September 30, 2015 and 2014, respectively, and $21,035 and $18,131 for the nine months ended September 30, 2015 and 2014, respectively.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net Cash Provided By Operating Activities	$46,478	$23,762	$55,096	$66,105
Investing Activities
Capital expenditures	(11,587)	(17,221)	(36,066)	(42,886)
Payments for China land use rights	—	—	(11,043)	—
Proceeds from sale of assets	195	1	395	1,692
Acquisition of businesses, net of cash acquired	(24,197)	—	(24,517)	(11,943)
Net Cash Used In Investing Activities	(35,589)	(17,220)	(71,231)	(53,137)
Financing Activities
Borrowings on revolving credit facilities	56,450	—	68,827	7,884
Repayments on revolving credit facilities	(66,453)	—	(67,196)	(3,252)
Payments on long-term debt	—	(938)	—	(2,813)
Payment of contingent consideration	—	—	(611)	(741)
Proceeds from exercise of stock options	17	82	486	706
Excess tax (deficiency) benefit from share-based compensation	(44)	26	(538)	1,753
Common stock repurchases	(26)	(35)	(849)	(3,326)
Dividend distribution to noncontrolling interests	(120)	—	(120)	(1,206)
Other financing activities	1	—	(156)	—
Net Cash Used In Financing Activities	(10,175)	(865)	(157)	(995)
Effect of exchange rate changes on cash	(1,062)	(7,929)	(4,827)	(8,896)
Net (decrease) increase in cash and cash equivalents	(348)	(2,252)	(21,119)	3,077
Cash and cash equivalents at beginning of period	82,885	142,674	103,656	137,345
Cash and Cash Equivalents At End of Period	$82,537	$140,422	$82,537	$140,422

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	September 30, 2015	December 31, 2014
	(Unaudited)
ASSETS
Cash and cash equivalents	$82,537	$103,656
Other current assets	490,120	511,450
Property, plant and equipment, net	267,374	257,645
Goodwill	414,121	405,522
Identifiable intangible assets, net	161,228	153,666
Other assets, net	23,774	30,124
TOTAL ASSETS	$1,439,154	$1,462,063

LIABILITIES AND EQUITY
Current liabilities	$238,587	$287,759
Long-term debt	212,665	204,099
Other long-term liabilities	77,390	83,125
Equity	910,512	887,080
TOTAL LIABILITIES AND EQUITY	$1,439,154	$1,462,063

CHART INDUSTRIES, INC. AND SUBSIDIARIES
OPERATING SEGMENTS (UNAUDITED)
(Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Sales
Energy & Chemicals	$78,388	$98,759	$257,197	$277,859
Distribution & Storage	129,590	140,203	356,474	418,830
BioMedical	56,069	54,879	165,733	170,202
Total	$264,047	$293,841	$779,404	$866,891
Gross Profit
Energy & Chemicals	$18,345	$31,343	$70,888	$80,679
Distribution & Storage	30,984	40,641	89,517	122,667
BioMedical	18,960	19,249	55,287	57,614
Total	$68,289	$91,233	$215,692	$260,960
Gross Profit Margin
Energy & Chemicals	23.4%	31.7%	27.6%	29.0%
Distribution & Storage	23.9%	29.0%	25.1%	29.3%
BioMedical	33.8%	35.1%	33.4%	33.9%
Total	25.9%	31.0%	27.7%	30.1%
Operating Income (Loss) (1)
Energy & Chemicals	$11,180	$22,993	$47,120	$55,642
Distribution & Storage	8,255	22,005	30,897	64,314
BioMedical	6,151	5,960	16,029	15,779
Corporate	(9,977)	(10,603)	(38,351)	(39,190)
Total	$15,609	$40,355	$55,695	$96,545
_______________

(1)
Includes acquisition-related retention and other start-up costs, facility shutdown and other severance costs of $4,921 and $1,369 for the three months ended September 30, 2015 and 2014, respectively, and $7,431 and $4,156 for the nine months ended September 30, 2015 and 2014, respectively.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
ORDERS AND BACKLOG (UNAUDITED)
(Dollars in thousands)

	Three Months Ended
	September 30, 2015	June 30, 2015
Orders
Energy & Chemicals	$76,872	$22,690
Distribution & Storage (1)	124,719	149,564
BioMedical	51,255	58,891
Total	$252,846	$231,145

	As of
	September 30, 2015	June 30, 2015
Backlog
Energy & Chemicals	$179,654	$181,603
Distribution & Storage (2)	220,425	322,271
BioMedical	16,556	20,793
Total	$416,635	$524,667
_______________

(1)
Orders presented above represent orders received during the period. The previously reported orders of $101,964 for the second quarter of 2015, which was net of $47,600 of adjustments, has been adjusted to conform to the current presentation.

(2)
Third quarter 2015 D&S segment backlog was reduced $93,400 related to orders received prior to the third quarter. While D&S customers did not cancel these orders, these orders have exceeded the expected time of performance, especially in China, and current circumstances suggest that our customers are not likely to take delivery in the future. We believe this is primarily due to the impact of lower oil prices and the continued economic slowdown in China. We are working closely with our customers and as economic conditions improve we may see some of these orders recorded as new orders in future periods. Second quarter 2015 D&S segment backlog was reduced $47,600 for similar reasons.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF EARNINGS PER DILUTED SHARE TO ADJUSTED EARNINGS PER DILUTED SHARE (UNAUDITED)
(Dollars in thousands, except per share amounts)

	Three Months Ended September 30,
	2015	2014
Earnings per diluted share	$0.15	$0.74
Acquisition-related costs	0.01	0.03
Severance costs	0.04	—
Owatonna, MN leased facility shutdown	0.06	—
Adjusted earnings per diluted share	$0.26	$0.77